                      TERMINATION AND SEPARATION AGREEMENT


         This Termination and Separation Agreement (the "Agreement") is entered into as of the 9th day of July 2001, by and among Craig Carlson ("Carlson"), an individual residing at 3 Jennifer Place, San Francisco, California 94107, Surge Components, Inc., a New York corporation with its principal place of business at 95 East Jefryn Boulevard, Deer Park, New York 11729 ("Surge"), and Superus Holdings, Inc., a Delaware corporation with its principal place of business address c/o Surge, 95 East Jefryn Boulevard, Deer Park, New York 11729 ("Superus"). Except as hereinafter provided, Surge and Superus, together with Surge's subsidiaries MailEncrypt, Inc. ("MailEncrypt"); SolaWorks, Inc. ("SolaWorks"), Challenge Surge, Inc. ("Challenge") and Surge/Lelon, LLC ("Surge Lelon") are hereinafter sometimes collectively referred to as the "Company."

         A. Carlson and Surge entered into an employment agreement, dated as of March 20, 2000 (the "Employment Agreement"), pursuant to which Carlson was employed as Vice President, Corporate Development of Surge at a base salary of $150,000 per year and pursuant to which Carlson was granted an option to purchase certain stock of Superus, which option was forfeited and, subsequently, an option (the "Carlson Option") was granted to Carlson by Surge to purchase an aggregate of 200,000 shares of the common stock, par value $.001 per share (the "Surge Common Stock") of Surge. Unless specifically set forth herein, all capitalized terms shall have the definitions and meanings ascribed to them in the Employment Agreement.

         B. Carlson has also been appointed as an officer of Superus, from which position Carlson is hereby resigning.

         C. Carlson has agreed to return for cancellation and forfeiture the Carlson Option, except for the right to purchase 124,001 shares of Surge, which shares are currently exercisable, in exchange for the mutually beneficial terms and releases set forth herein.

         D. Carlson, Surge and Superus believe it will be mutually beneficial for all parties to terminate the Employment Agreement on the terms and conditions contained herein, and for Carlson to resign from all officer positions with Surge and Superus.

         NOW THEREFORE, it is agreed as follows:

                  Carlson acknowledges and agrees that he has received all compensation payments and reimbursements due to him by the Company, whether under the Employment Agreement or otherwise, other than reimbursement of expenses incurred by Carlson on the Company's behalf for the months of March, April and May 2001 as set forth in Schedule A to this Agreement. Reimbursement of such expenses shall be made by regular check of Surge, payable to Carlson, in the amount of $1,598.49, and forwarded to Carlson, via pre-paid, certified mail, return receipt requested, to the address of Carlson first set forth above, no later than five business days from the date of this Agreement. No other benefits or payments are to be provided to Carlson by the Company, except as provided in this Agreement. In return for this Agreement and in full and final settlement, compromise and release by Carlson of any claims, as set forth in greater detail below, the parties hereto further agree to the following:

         1.       Employment Agreement Severance.
                  ------------------------------

                  (a) It is stipulated, consented and agreed that the Employment Agreement is, in all respects, hereby terminated in full and is null and void and of no further force or effect. Carlson hereby voluntarily resigns from his employment by, and from all officer and directorship positions with, Surge and Superus, effective immediately. If and to the extent that Carlson is deemed an employee, officer and director of any other entity within the Company, Carlson hereby voluntarily resigns from such position(s), effective immediately. Notwithstanding the provisions of this paragraph 1(a), in the event that Surge shall dispose of its current equity interest in MailEncrypt, which consists of 100 shares of the common stock, par value $.01 per share, of MailEncrypt, Carlson may accept any positions offered to him by MailEncrypt.

                  (b) Carlson shall receive severance compensation in the gross sum of $47,307.71 (the "Severance Amount"), the Severance Amount being equal to the sum of (i) the Base Salary, as in effect as of the date of this Agreement, for a three-month period of $37,500.00 and (ii) $9,807.71 representing accrued and unpaid vacation time, holiday pay and sick leave. Carlson hereby waives all other accrued and unpaid vacation time, holiday pay or sick leave. Simultaneous with the execution of this Agreement, Surge shall deposit with Continental Stock Transfer & Trust Company (the "Escrow Agent") the Severance Amount, minus such amount as would equal the obligatory withholding requirements of applicable federal, state and local taxing authorities for the Severance Amount payable over a three month period. Pursuant to an Escrow Agreement, substantially in the form as attached as Exhibit 1(a) to this Agreement (the "Escrow Agreement"), entered into as of the date of this Agreement among Surge, Carlson and the Escrow Agent, the Severance Amount, minus all applicable withholding requirements of federal, state and local governmental taxing authorities, will be tendered to Carlson in substantially equal amounts over a three-month period in conformity with Surge's customary payroll practices for executive officers, as in effect on the date hereof, commencing with the first payroll payment date immediately following the date of this Agreement. The amount of all such applicable withholding requirements shall be the sole obligation of Surge and Surge shall tender such amounts in accordance with the applicable rules and regulations of such taxing authorities. All other benefits, bonuses, health benefits or other expenses being reimbursed shall immediately cease on the date hereof, except as otherwise specifically continued if and as provided herein. Payment of the Severance Amount shall be subject to cessation as provided in the Escrow Agreement.

                  (c) Carlson acknowledges and agrees that he has not accrued or earned any bonus, and no increases to Base Salary have been implemented or are otherwise owing to Carlson.

                  (d) Neither Surge, Superus nor any other entity comprising the Company shall protest or otherwise inhibit Carlson from obtaining medical/health insurance coverage under Surge's medical/health insurance plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Surge agrees to provide to Carlson, at the address for the giving of notices under paragraph 13(f) below, all information and documentation required by COBRA with respect to terminated employees within the time period(s) prescribed by COBRA.

         2.       Options: Forfeiture and Restrictions on Exercise.
                  ------------------------------------------------

                  (a) All options and similar rights held by Carlson to purchase common stock and other securities of Surge, Superus or any other entity comprising the Company in effect as of the date of this Agreement are hereby terminated and may not be exercised following the execution of this Agreement, with the exception of the option (the "Remaining Option") to purchase up to 124,001 shares of Surge Common Stock (the "Remaining Option Shares"), exercisable at $2.90 per share, under the Carlson Option, which Remaining Option Shares shall remain exercisable until the earlier to occur of (i) any material breach by Carlson of this Agreement, or (ii) the close of business one year and one day after the date of this Agreement, if and to the extent that such Remaining Option Shares have not previously been exercised.

                  (b) Surge hereby covenants and agrees to (i) file, as promptly as possible but in no case later than the first registration statement filed by Surge with the Securities and Exchange Commission (the "SEC") (other than a Registration Statement on Form S-4 or S-8), a registration statement with the SEC registering for resale by Carlson, under the Securities Act of 1933, as amended, all of the Remaining Option Shares, (ii) use its best efforts to cause such registration of the Remaining Option Shares to become effective and (iii) use its best efforts to cause such registration of the Remaining Option Shares to remain effective through the third anniversary of the date of this Agreement. Surge shall register the Remaining Option Shares on Form S-3 or such other form as Surge, in its sole discretion, shall so choose and Carlson shall assist Surge in such registration by providing Surge with such information and documents as Surge may reasonably request.

         3.       Covenants and Restrictions.
                  --------------------------

                  (a) On or prior to the date of this Agreement, Carlson shall have returned for forfeiture and cancellation all right, title and interest in all or any options to purchase any shares of Surge, Superus or any other entity comprising the Company, except for the Remaining Option, which Remaining Option shall be free and clear of any and all liens, encumbrances, options, warrants and any other similar rights or restrictions of any nature, except as provided in this Agreement or as provided in the certificates evidencing the Carlson Option (except to the extent specifically provided for in this Agreement, in which case the provisions of this Agreement shall govern).

                  (b) Carlson hereby covenants and agrees that Carlson will not at any time subsequent to the date hereof, directly or indirectly, reveal, divulge, use (whether or not for his own profit) or make known to any person or entity any Confidential Information (as hereinafter defined) made known to Carlson or of which Carlson has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of Carlson and except to the extent so authorized in writing by Surge or except as required by law. For purposes of this Agreement, the term "Confidential Information" shall mean (i) the existence and terms of this Agreement and the nature of the relationship contemplated hereby, (ii) any technical, scientific or engineering information relating to the products and/or services of any party hereto or any such party's affiliates, including any entity with whom a party hereto has entered into an acquisition agreement or other binding or non-binding agreement related to the acquisition of a third party by a party hereto (each, a "Party" and, collectively, the "Parties"), (iii) information relating to any customer of any of the Parties, including without limitation, the names, addresses, telephone numbers and sales records of, or pertaining to any such customer, (iv) price lists, methods of operation and other information pertaining to any of the Parties and which any such Party, in its sole discretion, regards as confidential and in the nature of trade secrets, and (v) anything else that Carlson has knowledge of by virtue of his being or serving as an employee, officer and/or director of Surge, Superus and/or any other Company, that is not publicly known as of the date of this Agreement. Notwithstanding anything contained herein to the contrary, Confidential Information as used herein shall not include that which (x) was in the public domain prior to receipt by Carlson, (y) subsequently becomes known to Carlson as a result of disclosure by third parties (other than MailEncrypt stockholders or affiliates) not in the course of this Agreement and as a matter of right and without restriction on disclosure, or (z) subsequently comes into the public domain in the same context as the disclosure by a Party through no fault of Carlson. The provisions of this Section 3 shall no longer be applicable with respect to Confidential Information of MailEncrypt (to the extent subsequently waived by MailEncrypt) in the event that Surge disposes of its current equity interest in MailEncrypt.

                  (c) Carlson further covenants and agrees that upon the execution of this Agreement, he has delivered to Surge for delivery to the applicable Company (and has not retained any copies of) all tangible embodiments of all Confidential Information in his possession, including, without limitation, all account lists, records and data related to all customers of Surge and any other Company, and any notes or files related to the foregoing. Furthermore, Carlson will retain any and all intangible Confidential Information in trust for the sole benefit of Surge and the applicable Company and the other parties to this Agreement, and will not divulge or deliver or show any of such Confidential Information to any unauthorized person and will not make use of or in any manner seek to turn to account any of such Confidential Information in an independent business however unrelated to the business of Surge and any other Company.

                  (d) If Carlson becomes legally compelled to disclose any Confidential Information, Carlson shall provide prompt written notice of such legal compulsion to Surge so that Surge and/or any other applicable Company may seek a protective order or other remedy or waive compliance with this Agreement. Carlson shall cooperate (without any cost or expense to Carlson) with Surge and/or any such other Company in obtaining such protective order or other remedy upon Surge's or such other Company's request. If, in the absence of a protective order or the receipt of a waiver hereunder, Carlson is nonetheless compelled to disclose Confidential Information to or at the direction of any tribunal or else stand liable for contempt or suffer other censure or significant penalty, Carlson may disclose such specifically requested Confidential Information to or at the direction of such tribunal.

                  (e) Carlson agrees that any breach of this Section 3 will cause Surge and/or any other Company substantial and irreparable damages that would not be quantifiable and, therefore, in the event of any such breach or threat of such a breach, in addition to other remedies that may be available, Surge and/or any other applicable Company shall have the right to seek specific performance and other injunctive and equitable relief.

         4.       Proprietary Property.
                  --------------------

                  (a) Carlson, Surge and Superus hereby agree that Proprietary Property (as hereinafter defined) shall be the sole and exclusive property of the applicable Company. For purposes hereof, the term "Proprietary Property" shall mean inventions, discoveries, improvements and ideas, whether patentable or not, including, but not limited to, all Discoveries and Work Product under the Employment Agreement made solely by Carlson or jointly with others, which relate to the Company's business, including any of the Company's Confidential Information or any of such Companies' products, services, processes, technology, research, product development, marketing programs, manufacturing operations, or engineering activities.

                  (b) Carlson shall promptly disclose to Surge in writing all Proprietary Property, including those in the formative stages, in his possession and shall promptly deliver to Surge any and all Proprietary Property that he may have in his possession.

                  (c) Carlson hereby agrees and acknowledges that he has no present right, title or interest in or with respect to any Proprietary Property and will not in the future acquire any such right, title or interest therein. In addition, Carlson covenants and agrees that he will at any time, promptly upon the request and at the expense of Surge, execute any and all patent applications and assignments so requested and take any and all action as required by Surge and/or any of the Companies to perfect and maintain the rights and interests of such party or parties in and with respect to the Proprietary Property.

                  (d) Carlson will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Property, other than pursuant to the terms and conditions of this Agreement.

                  (e) The provisions of this Section 4 shall no longer be applicable with respect to Proprietary Property of MailEncrypt (to the extent subsequently waived by MailEncrypt) in the event that Surge disposes of its current equity interest in MailEncrypt.

         5.       Restrictive Covenants
                  ---------------------

                  Except as otherwise provided in provided in paragraph 5(d) below:

                  (a) Carlson shall not, during the term commencing on the date of this Agreement and terminating one year from the date of this Agreement (the "Restricted Period"), anywhere within the United States (the "Restricted Territory"), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise):

                           (i) perform services for, or engage in, any business that develops or sells products or services which are competitive with any products or services sold or developed by the Company for which Carlson has provided any assistance in planning, development, marketing, training, support, or maintenance during the period of Carlson's employment with the Company (the "Products");

                           (ii) except on behalf of the Company, solicit any person or entity who is, or was at any time during the twelve-month period immediately prior to the date of this Agreement, a customer of the Company for the sale of the Products or any product or service of a type then sold by the Company for which Carlson provided any direct, material assistance in planning, development, marketing, training, support, or maintenance; or

                           (iii) solicit for employment any person who is, or was at any time during the twelve-month period immediately prior to the date of this Agreement, an employee of any Company, except for Adam J. Epstein.

                  (b) The parties acknowledge that the businesses of the Company are and will be national and international in scope and thus the covenants in this Section 5 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Section 5 not fully enforceable, the other provisions of this Section 5, and this Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in paragraph 5(a), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances).

                  (c) Carlson acknowledges that all records, documents, and tangible embodiments containing or of Proprietary Information prepared by Carlson or coming into his possession by virtue of his employment by Surge and Superus are and will remain the property of the applicable Company. Accordingly, Carlson shall immediately return to Surge all such items in his possession and all copies of such items.

                  (d) The provisions of this Section 5 shall no longer be applicable with respect to MailEncrypt (to the extent subsequently waived by MailEncrypt) in the event that Surge disposes of its current equity interest in MailEncrypt.

         6. Termination. The provisions of this Agreement shall survive the expiration or any termination hereof, and shall remain in full force and effect following such expiration or termination to the maximum extent permitted by applicable law. Carlson specifically acknowledges and agrees that the covenants, agreements and representations made by him hereunder may be enforced against him in accordance with their terms for the maximum permissible duration following any expiration or termination, for whatever reason, of this Agreement.

         7.       Disparagement; Public Announcements.
                  -----------------------------------

                  (a) Carlson and Surge and Superus covenant and agree that neither party shall, directly or indirectly, disclose, publish, disseminate or communicate in any way to any third party any information that is critical, derogatory or is otherwise intended to disparage the other party or any of their respective principals, officers, directors, shareholders or affiliates, whether such information has been acquired prior to or after the date of this Agreement (whether or not in the public domain or otherwise confidential).

                  (b) Surge agrees to execute and deliver, on one or more occasions but only during a one year period commencing on the date of this Agreement, at the request of Carlson made in writing, a letter in the form attached hereto as Exhibit 7(b) and will comment substantially in accord with the content of such letter if requested in writing by Carlson to provide an oral reference.

                  (c) Surge's failure to comply with the provisions of paragraphs 7(a) and/or 7(b) or Carlson's failure to comply with the provisions of paragraph 7(a) shall nullify the other party's obligations under paragraph 7(a).

                  (d) No party to this Agreement shall make any public announcements regarding this Agreement, the subject matter hereof or any other matter related to any of the other parties hereto, and the parties further agree that the content and/or wording of any press release or other public disclosure that refers to Carlson's separation from Surge as Vice President, Corporate Development shall be mutually agreed to by and between Carlson and Surge in advance of its release, except as may otherwise be required of Surge under applicable law. Carlson acknowledges and agrees that Surge shall disclose this Agreement, the consummation of the transactions contemplated by this Agreement and the effect(s) and possible effects, if any, on Surge's financial condition and results of operations of the consummation of the transactions contemplated by this Agreement in filings to be made, in the sole discretion of Surge in consultation with counsel, with the Securities and Exchange Commission, including, without limitation, a Current Report on Form 8-K, Quarterly Reports on Form 10-QSB and Annual Reports on Form 10-KSB, and shall include a copy of this Agreement as an exhibit to one or more of such filings.

                  (e) The result of either Carlson or the Company's breach of this Section 7 will likely cause irreparable harm to the non-breaching party. Therefore, the parties agree that the non-breaching party shall be entitled, without the necessity of posting a bond to a decree or order by any court of competent jurisdiction enjoining such threatened or actual violation of this
Section 7. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of this Section 7 by the breaching party and the breaching party hereby consents to the jurisdiction of any such court of competent jurisdiction. This remedy shall be in addition to all other remedies available to the non-breaching party at law or equity.

         8.       Waiver and Release.
                  ------------------

                  (a) In consideration of the payments and options to be made and consideration set forth in Section 1 and 2 of this Agreement, Carlson irrevocably and unconditionally releases and forever discharges, gives up and waives any and all claims and rights he had, has or may have against Surge, Superus and each other entity comprising the Company, existing at any time up to and including the date of this Agreement. This release shall also apply to all of the directors, officers, shareholders, affiliates, agents, employees, attorneys, subsidiaries, insurers and representatives of Surge, Superus and each other entity comprising the Company and/or their respective successors and assigns, and against all who succeed to any of the rights and responsibilities of any of the foregoing parties (collectively, the "Released Parties").

                  (b) Specifically, but not limited herein, Carlson releases the Released Parties from any and all claims, liens, complaints, charges, demands, liabilities, suits (judicial, administrative, or otherwise), rights or causes of action, at law or equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (federal, state or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof, including, but not limited to, any claim that Carlson has asserted, now asserts or could have asserted or otherwise, including, but not limited to, claims, charges, demands, suits, causes or rights of action relating to breach of contract or public policy, wrongful, retaliatory or constructive discharge, any claims under the United States and California Constitutions, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the California Fair Employment and Housing Act, the Americans with Disabilities Act, The Family Medical Leave Act, The California Workers' Compensation Law, the Equal Pay Act, and all regulations promulgated thereunder, claims for any other type of discrimination based on race, color, national origin, ancestry, religion, physical or mental handicap, medical condition, sex, pregnancy-related condition, age or sexual orientation, physical or personal injury, infliction of emotional distress, tortious interference with economic advantage, any federal or state executive order and any express or implied employment contract between any Company and Carlson, additional compensation or fringe benefits, and any and all rights to or claims for continued employment, attorneys' fees or damages (including contract, compensatory, punitive or liquidated damages), or equitable relief, which Carlson may ever have had, has now or could have or which Carlson's heirs, executors or assigns can or shall have, against any or all of them, whether known or unknown, on account of or arising out of his employment with any Company (including their respective predecessors and successors) or any related entities or his separation from such employment. The release by Carlson provided by this Section 8 also includes a release by Carlson of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Carlson's employment with Surge, Superus and any other Company or the termination of such employment; and all claims under the Employee Retirement Income Security Act, such as claims relating to pension or health plan benefits. Carlson specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Carlson to exist. Carlson therefore specifically waives any and all claims or rights of which he is not aware and not specifically mentioned in this release. This paragraph does not affect Carlson's right to apply for benefits as specified in paragraph 1(d) above.

                  (c) As a material inducement to Carlson to enter into this Agreement, Surge and Superus hereby (and Surge agrees to cause each other Company to) irrevocably and unconditionally waive, release and discharge Carlson, and Carlson's affiliates, agents, representatives and attorneys, successors and assigns, from any and all claims, liens, complaints, charges, demands, liabilities, rights or causes of action, at law or equity, suits (judicial, administrative, or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (federal, state or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof, including, but not limited to, any claim that Surge or Superus has asserted, now asserts or could have asserted, or otherwise.

                  (d) It is understood and agreed by the parties hereto that the facts and respective assumptions of law in contemplation of which this Agreement is made may hereafter prove to be other than or different from those facts and assumptions now known, made or believed by them to be true. The parties hereto expressly accept and assume the risk of the facts and assumptions to be so different, and agree that all terms of this Agreement shall be in all respects effective and not subject to termination or reclusion by any such difference in facts or assumptions of law.

                  (e) Carlson and Surge and Superus covenant not to, and Surge covenants to cause each other Company not to, sue each other, and not to file any judicial or administrative charges against the other, with respect to any liability arising out of or pertaining to Carlson's former employment by Surge, Superus and/or any such other Company and the cessation thereof.

                  (f) Carlson expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Notwithstanding the provisions of said Section 1542, Carlson expressly acknowledges that this release is intended to include both claims that Carlson knows about and those he does not know or suspect to exist.

                  (h) The releases as provided in this Section 8 shall not be applicable to the enforceability of this Agreement nor the Escrow Agreement.

         9.       Indemnity.
                  ---------

                  (a) Carlson agrees to indemnify, defend and hold harmless, Surge, Superus and all other entities comprising the Company, including any and all of its officers, directors, shareholders, affiliates, partners, employees, agents, representatives and controlling persons (collectively, the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses (including all attorneys' fees and fees and expenses of expert witnesses) in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which Carlson or any Indemnified Party is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of (i) Carlson's employment with Surge, Superus and any other Company, or
(ii) as a result of the breach or inaccuracy of any representation, warranty, covenant or agreement of Carlson contained in this Agreement for which all parties to this Agreement and their respective officers, directors, shareholders, affiliates, subsidiaries, partners, employees, agents, representatives and controlling persons shall be indemnified and held harmless by Carlson.

                  (b) The indemnity by Carlson as set forth in paragraph 9(a) above shall exclude all matters for which there is an obligation of Surge, Superus and/or any other Company or their respective insurers to indemnify Carlson for losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses (including all attorneys' fees and fees and expenses of expert witnesses) in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which Carlson or any Indemnified Party is a party) arising with respect to Carlson's employment by Surge, Superus and/or any other Company, but only to the extent that the By-laws, state of incorporation law, California law, or director and officers' liability insurance of Surge or of a specific Company subsidiary specifically provide for such indemnification. Accordingly, Surge, Superus and/or any other applicable Company shall continue to indemnify and hold harmless Carlson against and from (i) any and all claims arising from the conduct of Carlson arising from any negligent or otherwise wrongful act or omission by the Company, (ii) negligent act or omission by Carlson during his employment with any Company, and
(iii) all costs, expenses and liabilities incurred on or in connection with each such claim or action or proceeding brought therein. In case any action or proceeding is brought against Carlson by reason of any such claim, Surge and/or the appropriate Company upon notice from Carlson shall resist or defend such action or proceeding at the Company's sole expense. In the event Carlson refuses to cooperate in the defense of any such claim, Surge and each other Company shall have no obligation to defend and indemnify Carlson.

                  Notwithstanding the foregoing, Carlson represents and warrants hereby that he has no knowledge of any claims of gross negligence, intentional misconduct, criminal conduct, illegal or fraudulent conduct, or a crime of moral turpitude concerning him during the course of his employment by Surge, Superus or any other Company.

                  (c) Surge acknowledges and agrees that Surge shall indemnify, defend and hold harmless Carlson to the extent provided under the laws of the State of New York and the Certificate of Incorporation and By-Laws of Surge.

         10.      Representations and Covenants of Carlson.
                  ----------------------------------------

                  (a)      Carlson represents and certifies that he:

                           (i) understands the importance of this agreement and has read its entire contents carefully;

                           (ii) fully understands the provisions of this Agreement;
                           (iii) has been advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Carlson's choosing prior to executing this Agreement;
                           (iv) has determined that it is in his best interest to enter into this Agreement;
                           (v) has not been influenced to sign this Agreement by any statement or representation by the Company or any other party to this Agreement, or any party acting on behalf of any of the foregoing, not contained in this Agreement;
                           (vi) is, through this Agreement, releasing the Company and its affiliates from any and all claims Carlson may have against any of them (except as provided in Section 10 of this Agreement;
                           (vii) knowingly and voluntarily agrees to all of the terms set forth in this Agreement; (viii) knowingly and voluntarily intends to be legally bound by this Agreement; and
                           (ix) enters into this Agreement knowingly and voluntarily, with the consent of Surge and the parties agree that Carlson's separation from the Company will be deemed to be a voluntary resignation.

                  (b) Carlson further represents and warrants to the Company that he has at all times during the course of his employment by Surge, Superus and any other Company (including their respective predecessors), fully disclosed to the Board of Directors of Surge all material facts and circumstances related to the business and operations of the Company, not engaged in any self-dealing and has performed his duties in accordance with his fiduciary and other duties to the Company and its shareholders, and in accordance with applicable laws, rules and regulations.

                  (c) For the two months following the date of this Agreement, Carlson shall hold himself ready to assist Surge, Superus and each other Company and their respective successors, upon reasonable notice, in furnishing advice and recommendations with respect to such aspects of the business and affairs of the Company relating to matters as to which he has knowledge gained during his employment by Surge, Superus and/or other Company that may from time to time reasonably be requested by Surge and/or its successors. Nothing herein shall require Surge or Superus and/or their respective successors to utilize Carlson's services for any particular transaction, nor shall this Agreement limit Carlson's obligations arising under any other agreement or understanding. All obligations of Carlson contained herein shall be subject to his reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received.

                  (d) Carlson acknowledges and agrees that this Agreement confers no authority upon him to act in any way for or on behalf of any of the other parties hereto and that, in the absence of specific written authority to such effect, he has no authority to hold himself out as representing or to act on behalf of or to bind Surge, Superus or any other Company, and/or their respective successors. In addition, Carlson agrees that he shall take no action whatsoever pursuant to this Section 10, specifically including contacting any third parties, except strictly in accordance with written instructions from the Company.

                  11. Property of the Company. It is acknowledged that Carlson has vacated his office located in the offices of Superus at One Embarcadero Center, San Francisco, California (the "Premises"), and has delivered to Surge's representative all keys and passes with respect to the Premises. at the time of such delivery, Carlson represents that the items listed on Schedule B to this Agreement were located at the Premises. Carlson further covenants and agrees to deliver to Surge, at Surge's cost and expense, all other items or assets of Surge and/or any other Company in Carlson's possession or control.

                  12. Specific Performance. Carlson acknowledges that his breach or threatened violation of any of the covenants contained in this Agreement, specifically including Sections 3, 4, 5, 7, 8, 9 or 10 of this Agreement, may cause irreparable damage to the other parties, for which remedies at law would be inadequate. The parties further acknowledge that all such covenants are essential terms and conditions of this Agreement. The parties therefore agree that the non-breaching party shall be entitled, without the necessity of posting bond, to a decree or order by any court of competent jurisdiction enjoining such threatened or actual violation of any of such covenants. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such covenant by the breaching party and the same hereby consents to the jurisdiction of any such court of competent jurisdiction. This remedy shall be in addition to all other remedies available to the parties at law or equity. If any portion of any such covenant shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to modify, to the extent practicable, or delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of such covenant in the jurisdiction in which such adjudication is made.

                  13.      Miscellaneous
                           -------------

                  (a) This Agreement shall inure to the benefit of and be binding upon Surge, Superus, and their respective successors and assigns, and upon Carlson and his heirs, executors, administrators, legatees and legal representatives.

                  (b) Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

                  (c) This Agreement shall each be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State. Each of the parties hereto hereby consents to the venue and jurisdiction of the courts of the State of New York for any action or proceeding relating to this Agreement, and hereby waives any objection based on the convenience of such forum, or otherwise. Each of the parties hereby consents to service of process within the state of New York and California, in addition to any other jurisdictions where process could be made under New York law.

                  (d) This Agreement and all rights hereunder are personal to Carlson and shall not be assignable, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Company.

                  (e) This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of Carlson's engagement by the Company, as distinguished from any other contractual arrangements between the parties pertaining to or arising out of their relationship, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to Carlson's engagement by the Company. This Agreement may only be amended upon the written agreement of all parties hereto.

                  (f) Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other. If mailed as aforesaid, any such notice shall be deemed given three days after being so mailed.

                  (g)      Arbitration.
                           -----------

                           (i) Any dispute arising between the parties to this Agreement, including, but not limited to, those pertaining to the formation, validity, interpretation, effect or alleged breach of this Agreement ("Arbitrable Dispute") will be submitted to arbitration in New York, New York, before an experienced panel of arbitrators selected in accordance with the rules of the American Arbitration Association. The arbitrators shall be entitled to award costs and fees of an Arbitrable Dispute to the prevailing party in such Arbitrable Dispute, in the sole discretion of such arbitrators.

                           (ii) Should any party to this Agreement hereafter institute any legal action or administrative proceedings against another party by any method other than said arbitration with respect to the subject matters of this Agreement, notwithstanding the provisions of this paragraph 13(f), the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorney's fees incurred as a result of such action.

                  (h) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

                  (i) In the event a lawsuit is instituted by any party concerning a dispute under this Agreement, the prevailing party in such lawsuit shall be entitled to recover from the losing party all reasonable attorneys' fees, costs of suit and expenses (including fees, costs and expenses of appeals and of expert witnesses), in addition to whatever damages or other relief the injured party is otherwise entitled to under law and in connection with such dispute.

                  (j) The headings of the paragraphs herein are inserted for convenience and shall not affect any interpretation of this Agreement.

                  (k) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         PLEASE READ CAREFULLY. THIS AGREEMENT AND ATTACHMENTS IS 29 PAGES IN LENGTH AND INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS BY CARLSON, EXCEPT AS SPECIFICALLY PROVIDED HEREIN.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                         SURGE COMPONENTS, INC.


                         By:                     /s/ Ira Levy
                                ----------------------------------------------
                                              Ira Levy, President


                         SUPERUS HOLDINGS, INC.


                         By:                     /s/ Ira Levy
                                ----------------------------------------------
                                      Ira Levy, Executive Vice President




                                           /s/ Craig Carlson
                         -----------------------------------------------------
                                             Craig Carlson